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                                                                     EXHIBIT 8.1


                                  (_____), 2001



Komag, Incorporated
1710 Automation Parkway
San Jose, California  95131

     RE: EXCHANGE OF 11 1/2% CONVERTIBLE SENIOR SUBORDINATED NOTES FOR 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE

Ladies and Gentlemen:

     We have acted as counsel to Komag, Incorporated in connection with its offer to exchange 11 1/2% Convertible Senior Subordinated Notes, due January 15, 2004, (the "exchange notes") for 5 3/4% Convertible Subordinated Notes due the same date (the "existing notes"). Komag's Registration Statement on Forms S-3 and S-4 describe the exchange and the terms of the existing notes and the exchange notes. We are providing this opinion under the Securities Act of 1933 (the "1933 Act").

     We have examined the Registration Statement and other documents, records, and legal authorities that we have considered appropriate for providing this opinion. We have assumed that the exchange will occur as described in the Registration Statement.

     Based on and subject to the foregoing, we confirm that the discussion of the tax consequences to the holders of the existing notes of (i) the exchange of those notes for the exchange notes, and (ii) their ownership and disposition of the exchange notes and of common stock into which the exchange notes may be converted, contained in the Registration Statement under the caption "United States Federal Income Tax Considerations," subject to the limitations and qualifications described therein, sets forth our opinion as to the material U.S. federal income tax considerations related to the exchange and the ownership and disposition of exchange notes and common stock. Because we are delivering this opinion before the effective date of the exchange, the opinion must be considered prospective and dependent on future events. Changes in the law could occur that would affect the U.S. federal income tax consequences of the exchange or the ownership or disposition of exchange notes or common stock. Moreover, while our opinion reflects our best judgment regarding the application of the U.S. federal income tax laws, it is not binding on the Internal Revenue Service, which could take positions contrary to the description of the tax considerations provided in the Registration Statement.

     We are providing this opinion to you solely for use in connection with the Registration Statement. We consent to the filing of this opinion as Exhibit 8.1 of the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the exchange offer or the ownership or disposition of exchange notes or common stock. In giving


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Komag, Incorporated
(_____), 2001
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this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the 1933 Act, or that we are "experts," as that term is used in the 1933 Act, or the rules and regulations of the Securities and Exchange Commission under the 1933 Act.


                                               Sincerely,



                                               WILSON SONSINI GOODRICH & ROSATI
                                               Professional Corporation